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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 21

                                       TO
                                 SCHEDULE 14D-9

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                       KANSAS CITY POWER & LIGHT COMPANY
                           (NAME OF SUBJECT COMPANY)

                       KANSAS CITY POWER & LIGHT COMPANY
                       (NAME OF PERSON FILING STATEMENT)

                           COMMON STOCK, NO PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                            ------------------------

                                   485134100
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                             JEANIE SELL LATZ, ESQ.
                   SENIOR VICE PRESIDENT, CORPORATE SECRETARY
                            AND CHIEF LEGAL OFFICER
                       KANSAS CITY POWER & LIGHT COMPANY
                                  1201 WALNUT
                        KANSAS CITY, MISSOURI 64106-2124
                                 (816) 556-2200

            (Name, address and telephone number of person authorized
                 to receive notice and communications on behalf
                        of the person filing statement)

                            ------------------------

                                    COPY TO:

                            NANCY A. LIEBERMAN, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                               NEW YORK, NY 10022
                                 (213) 735-3000

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    This   Statement  amends  and  supplements  the  Solicitation/Recommendation
Statement on Schedule 14D-9 of Kansas City Power & Light Company, a Missouri corporation ("KCPL"), filed with the Securities and Exchange Commission (the "Commission") on July 9, 1996, as amended (the "Schedule 14D-9"), with respect to the exchange offer made by Western Resources, Inc., a Kansas corporation ("Western Resources"), to exchange Western Resources common stock, par value $5.00 per share, for all of the outstanding shares of KCPL common stock, no par value ("KCPL Common Stock"), on the terms and conditions set forth in the prospectus of Western Resources dated July 3, 1996 and the related Letter of Transmittal.

    Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Schedule 14D-9.


ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.


    The following Exhibit is filed herewith:


    Exhibit 86: Letter to KCPL Shareholders, Notice of Postponed Special Meeting
                of Shareholders and Proxy Statement Supplement, each dated August 6, 1996.


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                                   SIGNATURE

    After reasonable inquiry and to the best of her knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

                                          KANSAS CITY POWER & LIGHT COMPANY


                                          By:        /s/ Jeanie Sell Latz

                                             -----------------------------------
                                                      Jeanie Sell Latz

                                               Senior Vice President-Corporate
                                                         Services


Dated: August 6, 1996


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                                 EXHIBIT INDEX


 EXHIBIT NO.                                            DESCRIPTION                                             PAGE
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
Exhibit 86      Letter to KCPL Shareholders, Notice of Postponed Special Meeting of Shareholders and Proxy
                Statement Supplement, each dated August 6, 1996............................................


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